As filed with the Securities and Exchange Commission on November 6, 2000
                                                      Registration No. 333-46480

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          __________________________


                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                          __________________________

                          FISCHER IMAGING CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

                          __________________________

       DELAWARE                                                    36-2756787
(State or other jurisdiction of                                  (I.R.S. Employer
 incorporation or organization)                               Identification Number)

                12300 N. Grant Street, Denver, Colorado  80241
                                (303) 452-6800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)
                          __________________________

                               Morgan W. Nields
                           Chairman of the Board and
                            Chief Executive Officer
                          Fischer Imaging Corporation
                             12300 N. Grant Street
                            Denver, Colorado  80241
                                (303) 452-6800
     (Name, address and telephone number of agent for service of process)

                          __________________________
                                  Copies To:
                               Paul Hilton, Esq.
                        Brobeck, Phleger & Harrison LLP
                     370 Interlocken Boulevard, Suite 500
                          Broomfield, Colorado 80021
                                (303) 410-2001

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                          __________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                               1,000,000 Shares

                          Fischer Imaging Corporation

                                 Common Stock

                             ___________________

     This prospectus relates to 1,000,000 shares of Fischer Imaging Corporation common stock that may be offered for sale or otherwise transferred from time to time by one of our stockholders. See "Selling stockholders." We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

     Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the Nasdaq National Market or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

     The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any commissions. See "Plan of Distribution." No underwriting arrangements have been entered into by the selling stockholders as of the date hereof.

     Our common stock is traded on the Nasdaq National Market under the symbol "FIMG." On September 20, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $3.37 per share.

                             ___________________

   The Shares of Common Stock Offered Hereby Involve a High Degree of Risk.
                    See "Risk Factors" Beginning on page 8.

                             ___________________

   These Securities Have Not Been Approved or Disapproved by the Securities
      Exchange Commission or any State Securities Commission nor has the
          Securities Exchange Commission Passed upon the Accuracy or
                         Adequacy of this Prospectus.
           Any Representation to the Contrary is a Criminal Offense.


              The date of this prospectus is November 6, 2000.

     You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.



                               TABLE OF CONTENTS

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                                                                      Page
WHERE YOU CAN FIND MORE INFORMATION...................................   5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................   6

SUMMARY...............................................................   7

RISK FACTORS..........................................................   8

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.......................  17

USE OF PROCEEDS.......................................................  17

DESCRIPTION OF FISCHER CAPITAL STOCK..................................  18

MARKET PRICE OF FISCHER COMMON STOCK..................................  21

SELLING STOCKHOLDERS..................................................  22

PLAN OF DISTRIBUTION..................................................  22

EXPERTS...............................................................  24

LEGAL MATTERS.........................................................  24

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1
(800) SEC-0330 for further information on the Public Reference Room.   Our
Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the common stock offered by this prospectus. This prospectus is part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     You can obtain a complete copy of the registration statement, including exhibits, without charge by submitting a request in writing or by telephone to us at the following address:

                              Investor Relations
                          Fischer Imaging Corporation
                             12300 N. Grant Street
                            Denver, Colorado 80241
                                (303) 452-6800


     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, in any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference the documents listed below and any future filings made with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold:

     .  Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended April 2,
        2000;

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2000.

     You may request a copy of these filings at no cost by writing us at 12300
N. Grant Street, Denver, Colorado 80241, Attention: Investor Relations, or by telephoning us at (303) 452-6800.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the incorporated documents in their entirety. An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

The Company

     Fischer Imaging Corporation designs, manufactures and markets specialty and general purpose medical imaging systems for the diagnosis and treatment of disease. Our newest product lines are directed towards medical specialties in which image-guided, minimally-invasive therapies are replacing open surgical procedures. These products are used primarily in the diagnosis and treatment of breast cancer, heart disease and vascular disease.

     Our principal executive office is located at 12300 N. Grant Street, Denver, Colorado 80241, and our telephone number is (303) 452-6800.

The Offering

     We are registering an aggregate of 1,000,000 shares of our common stock to be offered for sale by one of our stockholders. There will be approximately 8,074,867 shares of common stock outstanding after this offering. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

                                 RISK FACTORS

     In evaluating our business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus.

We have a history of losses.

               We have experienced annual losses from operations for four of the past five fiscal years. Significant factors giving rise to these losses include costs associated with excessive manufacturing capacity; intense competition for some of our products; declining margins and demand for OEM products and a general slowdown in capital expenditures by hospitals.

          Our ability to sustain profitability will depend on many factors, including:


 .  sufficient demand for our products to offset the effects of the reductions in our OEM business;
 .  the adequacy of financial resources;
 .  our ability to maintain or improve gross margins;
 .  the effectiveness of our efforts to control manufacturing and other costs;
 .  effective negotiation and implementation of product distribution arrangements;
 .  effective implementation of domestic and international marketing and sales strategies; and
 .  the development and introduction of new products that compete successfully.



Fluctuations in our financial results could adversely affect our stock price.

          We expect continued fluctuations in quarterly and annual revenues, operating results and net income, depending on factors such as:


 .  delays in our development projects;
 .  the timing of large system product orders;
 .  new product introductions or marketing initiatives by us or our competitors;

 . the effects of managed healthcare on capital expenditures and reimbursement; . increases in marketing, research, and other costs in relation to sales;
 .  regulatory clearance of new products;
 .  the effect of general economic conditions of our markets;
 .  seasonal patterns and other timing issues affecting customer purchasing decisions; and
 .  the outcome of claims against us.

          These factors can occur unexpectedly and, because many of our costs are fixed, we may not be able to sufficiently reduce our costs in periods when revenues are less than anticipated and may, as a result, suffer unexpected losses. Any of these events could cause our stock price to decline.

Technological change and new products could make our products obsolete.

     The market for our products is characterized by rapid and significant changes in competitive technologies, evolving medical industry standards and the frequent introduction of new products. Alternative surgical procedures or technologies or new medications may also be developed and marketed. Products based on new technologies could replace or reduce the importance of current procedures that utilize our products and render these products uncompetitive. Accordingly, our success will depend in part on our ability to respond quickly to new product introductions, marketing campaigns and medical and technological changes through the development of new products. We may not be able to develop new products in the future on a timely or cost-effective basis, if at all, and our current products may be rendered obsolete or noncompetitive.

New product development and market acceptance of our new products is important to our future success.

     We have a number of potential new products in various stages of development. We have focused our recent research and development efforts on the development of SenoScan, which is a full-field digital mammography system, for which clinical trials are continuing but which has not yet received pre-market clearance from the United States Food and Drug Administration, or FDA. In addition, we have expended significant efforts on ultrasound, full-field digital mammography and associated advanced image processing applications.

     These products involve technological innovation and require significant planning, design, development and testing at the technological, product and manufacturing process levels. These activities require significant investments in research and development, equipment, inventory, manufacturing and marketing. Lengthy and expensive clinical trials could also be required prior to submission to the FDA for FDA clearance or approval. We may not be able to successfully design, manufacture and market these new products, the new products may not receive FDA clearance or approval.

     In addition, our newest products may be used with minimally-invasive surgical procedures, and in order for our product to be accepted by the medical community, we must demonstrate to physicians and managed healthcare organizations the clinical benefits, safety, efficacy and cost-effectiveness of our products for such procedures. In particular, we must demonstrate that our products are an attractive alternative to other products and methods that may be widely accepted. Surgeons may not embrace our products as replacements for open surgical procedures, and hospitals may not be willing to invest in and use our products. Lack of widespread acceptance of our products could have a material adverse effect on our future revenues and earnings.

We may be unable to protect our patents and proprietary rights.

     We seek to protect our proprietary rights through a combination of technical experience, patent, trade secret and trademark protection and nondisclosure agreements. Our future success will depend in part on our ability to obtain and enforce patent protection for our products and processes, to preserve our trade secrets and to operate without infringing on the patent or proprietary rights of others. Although we have numerous United States and foreign-issued patents and pending patent applications covering various aspects of our products, our patents, and any patents that may be issued in the future, may not provide us with significant competitive advantages or protection of our intellectual property. Any patents owned or applied for by us may be challenged, invalidated or circumvented at any time.

     Moreover, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the United States. We anticipate that any attempt to enforce our patents would be time consuming and costly. In addition, because many other companies hold patents in fields in which we operate, we could be found to have infringed third-party patents and, as a result, could be required to alter our products or processes, pay licensing fees (which may not be available to us on commercially reasonable terms, if at all) or cease manufacturing and selling any infringing products and pay damages for past infringement.

     In addition, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through appropriate confidentiality and proprietary information agreements. Proprietary information or confidentiality agreements with employees, consultants and others may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known to or independently developed by competitors. We could incur substantial costs in suits in which we assert our patent rights against others or in defending against suits brought by others.

In April 1992, we filed a patent infringement lawsuit against Lorad, now owned by Trex Medical Corporation, in the United States District Court for the District of Colorado. We own patent No. 5,078,142, covering certain features of our Mammotest stereotactic breast biopsy system. We believe that Lorad has infringed certain claims of our patent with the introduction of its mammographic biopsy system. In April 1998, following receipt of patent No. 5,735,264, we filed a second patent suit against Trex Medical Corporation, also in United States District Court for the District of Colorado. In July 1998, the United States District Court granted our Motion to Consolidate the two patent infringement suits. The consolidated suit seeks to enjoin Lorad and its agents from the manufacture, use and sale of the allegedly infringing stereotactic breast biopsy system. We are also seeking treble damages and attorney's fees.
We have incurred and will continue to incur substantial costs in connection with this litigation. We face significant competition from major multinational corporations with greater resources than we have, which may cause our operating results to suffer.

We face significant competition from companies that have more resources than we do.

     We encounter and expect to continue to encounter intense competition in the sale of our products. The principal competitive factors affecting the market for our products include the clinical aspects of the products, product features, product performance and quality, upgrade flexibility, price and customer service. Our competitors include large multinational corporations and their operating units, including GE Medical Systems, Siemens AG, Philips Medical Systems, Toshiba America Medical Systems, Inc., Shimadzu Precision Systems, Inc.
- Medical Systems Division and Picker International, Inc., as well as a number of other companies such as Trex Medical Corporation. These companies have larger installed customer bases and far greater financial, management, manufacturing, sales, marketing and other resources than we do. As a result, they may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, manufacture, promotion and sale of their products.

     Moreover, a significant portion of our sales are to medical equipment companies who integrate our products into their own systems or resell these products under their own label. There can be no assurance that such companies will not choose to purchase from alternative sources or internally manufacture competing products. We face competition from vendors selling used x-ray imaging equipment, particularly general radiology systems, at prices substantially below the prices of our new products. We compete for acquisition opportunities, and service contracts and experienced personnel.



We face significant manufacturing and operating risks.

     The scope of the product lines offered by us and the need for product customization require a number of separate manufacturing processes and components and significant management and engineering time and expertise. Additionally, as we develop new products, we will be required to refine the prototypes of these products and develop new processes to manufacture these products in commercial quantities. We have encountered and may continue to encounter difficulties involving inventory supply, length of production cycles and shortages of manufacturing personnel. Due to the shifting demand for our products and the high fixed costs associated with manufacturing these products, we may encounter difficulty managing our operating costs. We may not be able to reliably or efficiently manufacture our existing or new products at commercially reasonable costs on a timely basis, if at all. Failure to effectively manage the development and manufacture of our products could adversely affect us.

A disruption or loss of our key suppliers could seriously interfere with our ability to produce our products.

     Many of the components used by us in existing products and products under development are purchased from single sources. An interruption in the delivery of these or other supplies would require us to identify and qualify alternative components or vendors. We may not be able to obtain components from alternate sources on a timely basis and on a commercially reasonable basis, if at all, in the event of an interruption in the delivery of our supplies, which would have a material adverse effect on our business.

Government regulation of our manufacturing and products is extensive and compliance problems could lead to serious sanctions.


          We are subject to periodic inspections by the Food and Drug Administration, whose primary purpose is to audit our compliance with Quality System Regulations, which include testing, quality control and documentation procedures. In March 1995, our Denver facility received a Warning Letter from the FDA concerning documentation and other deficiencies. We rectified these deficiencies and resolved the matter with the FDA in June 1995. In December 1996, following an inspection of the Denver facility, the FDA issued Inspectional Observations Form 483 and a subsequent Warning Letter regarding manufacturing practices. As required, we responded as to planned corrective actions and obtained a favorable third-party certification of manufacturing and quality systems. In October 1998, following a subsequent inspection, the FDA issued a Form 483 regarding possible deficiencies in manufacturing, quality, and documentation practices. We submitted our response to the Form 483 and is instituting corrective actions. We continue to implement corrective actions and anticipates that an inspection of the Denver facility by the FDA will take place in the near future. The recent issuance of another Form 483 increases the possibility that one or more of the sanctions described below could be imposed.


          Failure to satisfy FDA requirements can result in: (1) our inability to receive awards of federal government contracts; (2) an inability to receive new marketing or export clearances; or (3) FDA enforcement actions including, among other things, product seizure, injunction, and/or criminal or civil proceedings which could be initiated without further notice. Although we believe we have instituted policies and procedures allowing us to operate within FDA requirements, however, deficiencies may not be corrected and we may not be able to satisfy future FDA compliance concerns. Sanctions resulting from FDA compliance reviews or related delays in product clearances could have a material adverse effect on us.


     We have obtained the certifications necessary to permit the "CE" mark to be attached to those products currently being sold in Europe. The CE mark is an international symbol of quality that is now required for sales into the countries which are members of the European Union. Although we have approval to sell into the European Union, there can be no assurance that we will be able to obtain other international regulatory approvals. In addition, significant costs and delays may be encountered in obtaining such approvals.

     We are also regulated by the FDA under the Radiation Control for Health and Safety Act of 1968 which specifically addresses radiation emitting products. Under this law, we must submit initial reports on any new x-ray systems that require certification. In addition, we must submit installation reports to the FDA certifying compliance with installation instructions of the manufacturer. Under certain circumstances, we are also required to submit Product Defect Reports concerning our radiation emitting products to the FDA and, sometimes, to the first purchasers of the products. Product Defect Reports describe any safety related product defects or the failure of a product to conform to an applicable standard of which we have become aware. Additionally, we are required to submit Accidental Radiation Occurrence reports to the FDA whenever one of its products accidentally releases radiation that results in an injurious or potentially injurious exposure to any person. However, we need not file both a Medical Device Report and an Accidental Radiation Occurrence report on the same incident. A failure to comply with these regulations could have a material adverse effect on us. Furthermore, discovery of unexpected product hazards or failures to meet required standards through the reporting system could also have a material adverse effect on us.

Uncertainty of patient reimbursement or healthcare return legislation could limit our business.

     The Federal government and state, local and foreign governments have considered or adopted, and may in the future consider or adopt, healthcare policies intended to curb rising healthcare costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. In the past, healthcare reform has adversely affected us by limiting hospital budgets for the purchase of medical equipment, including our products.

     Consolidation in the healthcare industry has reduced the number of hospitals in the United States and, in some cases, reduced the demand for medical imaging equipment. In addition, healthcare cost containment pressures have lead to the formation of purchasing and shared facility arrangements among hospital chains and large medical equipment manufacturers, thereby reducing the demand for medical equipment and increasing centralization of decision-making regarding equipment purchases. We cannot predict what healthcare reform legislation or regulation, if any, will be enacted in the United States or elsewhere.

     Significant changes in healthcare reimbursement systems in the United States or elsewhere could have a material adverse effect on us. The Federal government also regulates the reimbursement of fees related to certain diagnostic procedures or medical conditions and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement of these fees, which may have the effect of limiting the availability of reimbursement for procedures or conditions, and as a result may inhibit or reduce demand by healthcare providers for our products.

     Other legislation has limited Medicare reimbursement of these fees, which has the effect of limiting the availability of reimbursement for procedures or conditions and, as a result, may inhibit or reduce demand by healthcare providers for our products. For example, the Balanced Budget Act of 1997, reduces capital expenditure payments to hospitals by some two percent for the period October 1, 1997 through September 30, 2002. Additionally, hospitals may continue to face other capital constraints which prevent them from investing in such equipment. In addition, widespread use of procedures utilizing our SenoScan digital or breast magnetic resonance imaging mammography systems would likely require reimbursement in excess of those currently permitted under Medicare guidelines.

     As a result, the demand for these systems may be limited. While we cannot predict what effect the polices of government entities and other third party payors will have on future sales of our products, there can be no assurance that such policies would not have a material adverse effect on our business.

Market withdrawal or product recall could adversely affect us.

     Complex medical devices, such as our products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. We periodically receive reports from users of our products relating to performance difficulties they have encountered. These or future product problems could result in market withdrawals or recalls of products, which could have a material adverse effect on our business, financial condition and results of operations.

We face payment and other risks in our international operations.

          We have wholly owned subsidiaries in Australia, Germany and France. Local assets and liabilities, principally intercompany debt to the parent company, are recorded in local currencies, thereby creating exposures to changes in exchange rates. These changes may positively or negatively affect our operating results. Revenues in foreign currency through all foreign subsidiaries constituted less than 3% of our total revenues for the six month periods ended July 2, 2000. We therefore do not believe that foreseeable near-term changes in exchange rates will have in a material effect on our future earnings, fair values or cash flows and have chosen not to enter into foreign currency hedging instruments. Such an approach may not be successful, especially in the event of a significant and sudden decline in the value of any of the applicable local currencies.



The loss of our chairman of other key personnel could jeopardize our business.

     Our future performance is partially dependent on the services of Morgan W. Nields, our Chairman, Chief Executive Officer and largest common stockholder. We have no employment agreement with Mr. Nields nor, typically, with other executives. We carry and are the beneficiary of $5,000,000 of key -man life insurance on the life of Mr. Nields.

     In addition, our continued success will depend heavily on our ability to attract and retain highly qualified engineering, management, manufacturing, marketing and sales personnel. There can be no assurance that we will be able to continue to attract and retain such people. Failure to hire and retain such personnel could have a material adverse effect on us.

We face potential product liability.

     Our business exposes us to potential product liability claims which are inherent in the manufacture and sale of medical devices, and, as such, we may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. We have been a defendant from time to time in product liability actions. We maintain product liability insurance with coverage limits of $5,000,000 per occurrence and per year in the aggregate. There can be no assurance that product liability claims will not exceed coverage limits or that such insurance will continue to be available at commercially reasonable rates, if at all. Consequently, a product liability claim or other claim in excess of insured liabilities or with respect to uninsured liabilities could have a material adverse effect on our business and financial condition.

     Complex medical devices, such as our products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. We periodically receive reports from users of our products relating to performance difficulties they have encountered. These or future product problems could result in market withdrawals or product recalls, which could have a material adverse effect on our business, financial condition and results of operations.

Our management owns a significant portion of our stock and is able to exercise significant influence over our affairs.

     Our officers and directors beneficially own, in the aggregate, approximately 19.7% of our common stock. As a result, the officers and directors are able to exercise significant influence on the election of our Board of Directors, and thereby direct our policies.

Our common stock price may be volatile.

     The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of our common stock.

     We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations will continue and could intensify. Fluctuations in operating results may result in volatility in the price of our common stock. Although we have taken significant steps to return to profitability, there can be no assurance that profitability will be achieved or, if achieved, that levels of profitability will not vary significantly between quarters. Based on the foregoing, we believe that future revenues, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance.

     Further, it is likely that, from time to time, our future quarterly operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse medical device market conditions prevail, or are perceived to prevail, with respect to our business or generally, the market price of our common stock would likely be materially adversely affected.

We do not expect to pay dividends on common stock.

     For the foreseeable future, we anticipate that all earnings, if any, will be retained for the operation and expansion of our business and that we will not pay cash dividends.

Our charter, bylaws and anti-takeover protections could delay or prevent a sale of Fischer.

     Our certificate of incorporation and bylaws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These provisions include the ability of our Board of Directors to issue shares of preferred stock in one or more series with such rights, obligations and preferences as it may provide, a "fair price" provision, a provision that requires stockholder action to be taken at meetings and not by written consent, a provision under which only our Board of Directors may call meetings of stockholders, certain advance notice procedures for nominating candidates for election to the Board of Directors and staggered terms for our Board of Directors.


     In November 1994, our Board of Directors adopted a stockholder rights plan and, pursuant thereto, issued preferred stock purchase rights (Rights) to the holders of our common stock. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, including Morgan W. Nields, one of our founders and our Chairman of the Board and Chief Executive Officer, Kinney
L. Johnson, one of our founders, and GE Medical Systems) who acquires more than 15% of our common stock on terms not approved by the Board of Directors.

     The Rights and other provisions of our charter could discourage or make more difficult a tender offer, acquisition, merger or other similar transaction, even if favorable to our stockholders. See "Description of Fischer Capital Stock."

The large number of shares eligible for future sale could adversely affect our stock price.

     Sales of a substantial number of shares of our common stock after this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our common stock and could impair our ability to raise capital through the sale of equity securities. Future sales of our common stock under Rule 144 of the Securities Act of 1933 by existing stockholders or through the issuance of common stock upon the exercise of options or otherwise could have an adverse effect on the price of our common stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have made certain forward-looking statements in this document and in the documents referred to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results. These statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. Except for any ongoing obligation to disclose material information as required by the Federal securities laws, we do not have any intention or obligation to update forward-looking statements after the distribution of this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. For a discussion of certain of these important factors, see "Risk Factors."


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

                     DESCRIPTION OF FISCHER CAPITAL STOCK

     The following is a summary description of our capital stock. Investors are urged to review our certificate of incorporation, as amended to date, which has been filed as an exhibit to a registration statement filed with the Securities and Exchange Commission.

General

     Our authorized capital stock consists of (i) 25,000,000 shares of common stock, $.01 par value, of which approximately 8,074,867 shares will be outstanding after this offering, and (ii) 5,000,000 shares of preferred stock, $.01 par value, issuable in series, of which 500,000 shares have been designated as "Series C Junior Participating Preferred Stock" (Series C Preferred), none of which are outstanding, and 1,333,333 shares have been designated as "Series D Convertible Preferred Stock" (Series D Preferred), none of which are outstanding.

     The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are qualified in their entirety by reference to such documents, copies of which have been previously filed with the Securities and Exchange Commission. As of August 31, 2000, our common stock was held of record by 247 stockholders.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Subject to the dividend rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and, subject to the liquidation preferences of any outstanding preferred stock, are entitled to receive, pro rata, all of our assets that are available for distribution to such holders upon liquidation. Holders of our common stock have no preemptive, subscription or redemption rights. The transfer agent and registrar for our common stock is CompuShare, Denver, Colorado.

Preferred Stock

     Pursuant to our certificate of incorporation, we are authorized to issue 5,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, are authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things,
(i) adversely affect the voting power of the holders of our common stock, (ii) make it more difficult for a third party to gain control of us, (iii) discourage bids for our common stock at a premium, or (iv) otherwise adversely affect the market price of our common stock.

     In connection with the issuance of the Rights (described below) in November 1994, we designated 500,000 shares of preferred stock as Series C Preferred. Shares of the Series C Preferred could become issuable under certain circumstances if the Rights become exercisable and are exercised.

     In June 1995, we completed a private sale of 1,333,333 shares of our Series D Preferred to GEMS for $10,000,000. The 826,666 shares of our Series D Stock surrendered by GEMS pursuant to its agreement with us effective March 24, 1999 have been canceled and retired and may not be reissued by us to any party. The remaining shares of Series D Preferred Stock held by GEMS have been converted into common stock and may not be reissued by us. There are currently no shares of Series D Stock outstanding.

Stockholders Rights Plan; Series C Junior Participating Preferred Stock

     In November 1994, our Board of Directors declared a dividend, on each share of our common stock outstanding at the close of business on November 14, 1994, of one right to purchase, in certain circumstances, one one-hundredth of a newly issued share of Series C Preferred at the initial purchase price of $25.00 per share (a Right). Each share of subsequently issued common stock, including each share of common stock offered hereby, will also incorporate one Right. The Rights will expire on November 3, 2004.

     The Rights will be exercisable and transferable apart from our common stock only if a person or group (other than certain exempt persons, including Morgan
W. Nields, one of our founders and our Chairman of the Board and Chief Executive Officer, Kinney L. Johnson, one of our founders, and GEMS) acquires beneficial ownership of 15% or more of our common stock, or commences a tender or exchange offer upon the consummation of which such person or group would beneficially own 15% or more of our common stock. We will generally be entitled to redeem the Rights at $.001 per Right at any time until a person or group (other than the exempt persons) has become the beneficial owner of 15% or more of our common stock.

     Under the Rights "flip-in" feature, if any such person or group becomes the beneficial owner of 15% or more of our common stock, then each Right not owned by such person or group or certain related parties will entitle its holder to purchase, at the Right's then current purchase price, shares of our common stock (or in certain circumstances as determined by the Board of Directors, cash, other property or other securities) having a value of twice the Right's purchase price.

     Under the Rights "flip-over" provision, if, after any other person or group (other than the exempt persons) becomes the beneficial owner of 15% or more of our common stock, we are involved in a merger or other business combination transaction with another person, or we sell 50% or more of our assets or earning power in one or more transactions, each Right will entitle its holder to purchase, at the Right's then current purchase price, shares of the common stock of such other person having a value of twice the Right's purchase price.

     The Series C Preferred is not redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, is subordinate to all other series of our preferred stock. Each share of Series C Preferred represents the right to receive, when and if declared, a quarterly dividend at an annual rate equal to the greater of $1.00 per share or 100 times the quarterly per share cash dividends declared on our common stock during the immediately preceding fiscal year. In addition, each share of Series C Preferred represents the right to receive 100 times any noncash dividends (other than dividends payable in common stock) declared on our common stock, in like kind.

     In the event of our liquidation, dissolution or winding up, each share of Series C Preferred will represent the right to receive a liquidation payment in an amount equal to the greater of $1.00 per share or 100 times the liquidation payment made on each share of our common stock.

     Each share of Series C Preferred has 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series C Preferred represents the right to receive 100 times the amount received per share of common stock. The rights of the Series C Preferred as to dividends, liquidation, voting rights and merger participation are protected by customary anti-dilution provisions.

Change in Control Provisions in the Certificate of Incorporation or Bylaws

     In addition to the Stockholders Rights Plan and certain aspects of the preferred stock (described above), our certificate of incorporation also contains certain provisions which may have the effect of delaying, deferring or preventing a change of control.

     Our certificate of incorporation provides that our Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. Each class currently consists of two directors. This provision may make it more difficult to effect a takeover because it would generally take two annual meetings of our stockholders for an acquiring party to elect a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of our stock because it could operate to prevent a potential acquiror from obtaining control of our Board of Directors in a relatively short period of time.

     Our certificate of incorporation also includes a "fair price" provision that requires the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors (in lieu of the majority vote otherwise required by the Delaware General Corporation
Law) to approve certain business combinations, including certain mergers, security issuances, recapitalizations, liquidations and the sale, lease or transfer of a substantial part of our assets, involving us or a subsidiary and an owner of 5% or more of our outstanding common stock (an interested stockholder), unless such business combination is approved by a majority of the directors unaffiliated with the interested stockholder or the stockholders receive a "fair price" for their holdings and other procedural requirements are met. A "fair price" is an amount at least equal to the greater of (i) the highest price per share paid by the interested stockholder for any shares acquired by it when it became such a stockholder or within two years prior to the announcement of the proposed business combination, or (ii) the highest market value or liquidation value per share on the date of such announcement or the date the person became an interested stockholder.

     In addition, our certificate of incorporation provides that stockholders may take action only at a duly called and held meeting and may not take action by written consent. This provision may make it more difficult to effect a takeover by means of certain transactions, such as a merger or sale of assets, by requiring a potential acquiror to hold a stockholders' meeting before such a transaction could be consummated.

     Our certificate of incorporation also provides that the "fair price" provision, the "staggered board" provision and the provisions concerning voting rights of stockholders may be amended only by a vote of two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting as a single class.

     Finally, we are subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on certain business combinations with interested persons. That section defines an "interested person" as any person who acquires 15% or more of our outstanding voting stock. In general, we are prohibited from engaging in business combinations with an interested person for a period of three years from the date that person becomes an interested person, subject to certain exceptions. By restricting our ability to engage in business combinations with an interested person, the application of
Section 203 may provide a barrier to takeovers not approved in advance by our Board of Directors.


                     MARKET PRICE OF FISCHER COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "FIMG." The range of high and low bid quotations for our common stock as quoted (without retail markup or markdown and without commissions) on the Nasdaq National Market for the past fiscal year and the first and second quarters and a portion of the third quarter of the current fiscal year are provided below. The figures shown below do not necessarily represent actual transactions:


                                                        High              Low
                                                        Bid               Bid
                                                        -----            -----
          2000

               Third Quarter (through Aug. 31)          $4.00             2.00

               Second Quarter                            4.13             2.03

               First Quarter                             5.88             1.63

          1999

               Fourth quarter                           $2.87            $0.81

               Third Quarter                             1.75             0.94

               Second Quarter                            2.00             1.25

               First Quarter                             2.44             1.62

Dividends

     We have not paid any cash dividends on our common stock and intend to retain future earnings to finance our business. We are subject to restrictions on paying dividends under state law and our revolving credit agreement.

                          SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the selling stockholders' beneficial ownership of our common stock as of August 31, 2000.

                                               Number of Shares
                                                 Beneficially           Percent               Shares
                                                 Owned As of               of               Registered
               Name and Address                August 31, 2000         Outstanding        in This Offering
        Deerfield International Limited              452,250              5.6%                276,750

        Deerfield Partners, L.P.                   1,222,750             15.1%                723,250


Relationship Between Fischer and the Selling Stockholders

On August 28, 2000, Deerfield International Limited and Deerfield Partners, L.P. purchased 276,250 and 723,250 shares of our Common Stock, respectively, from us in a private transaction at $4.00 per share. In connection with Deerfield's purchase of the shares, we entered into an agreement with them in which we agreed to register their shares for resale and in which Deerfield agreed to restrictions on their ability to sell the shares of common stock that they purchased in this transaction. These restrictions include volume limitations and anti-takeover protections.

                          PLAN OF DISTRIBUTION

     We are registering these shares of our common stock on behalf of the selling stockholders. The common stock covered by this prospectus may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest of the selling stockholders, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of these shares on whose behalf such party may act as agent. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

     . a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

     .    the writing (sale) of put or call options on these shares;

     . the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

     .    any other legally available means.

     To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information.

     The selling stockholders may transfer these shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions. If, however, sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as the selling stockholders and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

     In connection with distributions of these shares or otherwise, the selling stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell these shares short and redeliver the shares to close out such short positions.

     The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the selling stockholders from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

     The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

     The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock being registered hereunder will be passed upon by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    PART II

                           INFORMATION NOT REQUIRED
                                 IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock being registered (all amounts are estimated except the Commission Registration Fee).

Commission Registration Fee...........................................             $  891.00

Printing Expenses (estimated).........................................             $   1,000

Legal Fees and Expenses (estimated)...................................             $  15,000

Accountants' Fees and Expenses (estimated)............................             $   2,000

Miscellaneous Expenses (estimated)....................................             $   1,109
                                                                             ===============

  Total                                                                            $  20,000

Item 15.  Indemnification of Directors and Officers

     Our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all of our directors and officers.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.

     Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually or reasonably incurred.
     Additionally, our certificate of incorporation and bylaws provide for mandatory indemnification of directors to the fullest extent permitted by the Delaware General Corporation Law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

     We have a directors and officers insurance policy with a $5,000,000 coverage limit per occurrence and in the aggregate per year.

     Section 2.9 of the Registration Rights Agreement between GE Medical Systems and us provides that we will indemnify and hold harmless GE Medical Systems and its officers, directors, underwriters and controlling persons against any losses, claims, damages or liabilities (joint or several) to which they may become subject that arise from any untrue statement of a material fact made by us in this registration statement or prospectus, or our omission to state herein or therein a material fact, or our violation of the Securities Act of 1933 or the Securities Exchange Act of 1934. The agreement also provides that GE Medical Systems will indemnify and hold harmless us and our officers, directors, underwriters and controlling persons against any losses, claims, damages or liabilities (joint or several) to which we may become subject that arise from any untrue statement of a material fact made by it in written information furnished by it to us for use in connection with this registration statement or prospectus, or its omission to state therein a material fact, or its violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 16.  Exhibits


Exhibit Number      Description of Exhibits
      5.1*          Opinion and Consent of Brobeck, Phleger & Harrison LLP
     23.1*          Consent of Arthur Andersen LLP
     23.2*          Consent of Brobeck, Phleger & Harrison LLP (included on
                    Exhibit 5.1)
     24.1**         Power of Attorney (included on page II-5)

*  Filed Herewith
** Previously filed.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 6, 2000.

                                 FISCHER IMAGING CORPORATION


                                 By: /s/Morgan W. Nields
                                     --------------------------------
                                    Name: Morgan W. Nields
                                    Title: Chairman of the Board,
                                    Chief Executive Officer and Director




     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                           Title                Date

              *                     President            November 6, 2000
------------------------------
Louis Rivelli

              *                     Director             November 6, 2000
------------------------------
David G. Bragg, M.D.

              *                     Director             November 6, 2000
------------------------------
Fred Burbank

              *                     Director             November 6, 2000
------------------------------
Gerald D. Knudson


        *                    Director                        November 6, 2000
-------------------------
Kathryn A. Paul

/s/Morgan Nields             Director and Chief Executive    November 6, 2000
-------------------------
Morgan Nields                Officer


*By: /s/Morgan W. Nields
     --------------------------------
     Name: Morgan W. Nields
     Attorney-in-fact